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                                                                Exhibit 23(h)(1)


                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                                  LAUDUS TRUST

                         LAUDUS VARIABLE INSURANCE TRUST

                                      AND

                      BOSTON FINANCIAL DATA SERVICES, INC.
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                                TABLE OF CONTENTS

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1.  Terms of Appointment and Duties ...................................    1
2.  Third Party Administrators for Defined Contributions Plans ........    6
3.  Fees and Expenses .................................................    6
4.  Representations and Warranties of the Transfer Agent ..............    7
5.  Representations and Warranties of each Fund .......................    8
6.  Wire Transfer Operating Guidelines ................................    8
7.  Data Access and Proprietary Information ...........................   10
8.  Indemnification ...................................................   12
9.  Standard of Care/Limitation of Liability ..........................   14
10. Confidentiality ...................................................   14
11. Covenants of each Fund and the Transfer Agent .....................   19
12. Termination of Agreement ..........................................   19
13. Assignment and Third Party Beneficiaries ..........................   21
14. Subcontractors ....................................................   21
15. Miscellaneous .....................................................   22
16. Additional Funds ..................................................   23
17. Limitations of Liability of the Trustees and Shareholders .........   23

Schedule A        Portfolios
Schedule 1.2(g)   AML Delegation
Schedule l.2(k)   Form of Sarbanes-Oxley Certification
Schedule 2.1      Third Party Administrator(s) Procedures
Schedule 3.1      Fees and Expenses
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                      TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 3rd day of October, 2005, by and between LAUDUS TRUST AND LAUDUS VARIABLE INSURANCE TRUST, each a Massachusetts business trust, having its principal office and place of business at 101 Montgomery Street, San Francisco, CA 94104 (each a "Fund"), and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at Two Heritage Drive, Quincy, Massachusetts 02171 (the "Transfer Agent"). Each Fund and the Transfer Agent may be referred to herein individually as a "Party" or, collectively, as the "Parties."

WHEREAS, each Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each Fund intends to initially offer shares in ten (10) series, such series shall be named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by each Fund and made subject to this Agreement in accordance with Section 16, being herein referred to as a "Portfolio", and collectively as the "Portfolios"); and

WHEREAS, each Fund on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment,

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.    Terms of Appointment and Duties

      1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, each Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for each Fund's authorized and issued shares of its beneficial interest ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of each Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of each Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between each Fund on behalf of each of the Portfolios, as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services in compliance with all laws, rules and regulations applicable to its transfer agency business:

            (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian authorized by each Fund (the "Custodian");
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            (b) Pursuant to purchase orders, issue the appropriate number of
            Shares and hold such Shares in the appropriate Shareholder account;

            (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

            (d) In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers or other intermediaries authorized by each Fund either directly or through its principal underwriter; provided that with respect such transaction requests, the Transfer Agent shall not be required to ensure that original source documentation relating to underlying transactions placed by beneficial owners with such broker-dealer or financial intermediary is in good order or otherwise complies with Rule 22c-1 of the Investment Company Act of 1940;

            (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

            (t) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

            (g) Prepare and transmit payments for dividends and distributions declared by each Fund on behalf of the applicable Portfolio;

            (h) Issue replacement checks and place stop orders on original checks based on Shareholder's representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of each Fund, and each Fund shall be responsible for all losses or claims resulting from such replacement;

            (i) Maintain records of account for and advise each Fund and its Shareholders as to the foregoing; and

            (j) Record the issuance of Shares of each Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of each Fund which are authorized, based upon data provided to it by each Fund, and issued and outstanding. The Transfer Agent shall also provide each Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility or each Fund.

      1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

            (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation,


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            open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U,S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

            (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for each Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for each Fund for each business day to each Fund no later than 9:00 AM Eastern Time, or such earlier time as each Fund may reasonably require, on the next business day;

            (c) "Blue Sky" Reporting. Each Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for each Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by each Fund and providing a system which will enable each Fund to monitor the total number of Shares sold in each State;

            (d) National Securities Clearing Corporation (the "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including each Fund) in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined, on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between each Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. ("DST") computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

            (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between each Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and each Fund or its agent may perform these services on each Fund's behalf;


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            (f) Telephone Support Services. If the parties elect to have the
            Transfer Agent provide telephone support services under this Agreement, the parties will agree to such services, fees and sub-contracting at that time; and

            (g) Anti-Money Laundering ("AML") Delegation. If each Fund elects to delegate to the Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached schedule ("Schedule 1.2(g) entitled "AML Delegation" which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(g), each Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties in the amount as the parties may from time to time agree in writing in accordance with Section 3 (Fees and Expenses) below.

            (h) Lost Shareholder Services. The Transfer Agent shall attempt to locate and restore communication with Shareholders with whom the Transfer Agent or each Fund has lost contact utilizing a third party database service. The Transfer Agent shall cause lost Shareholder searches to be performed as frequently as required by the rules and regulations applicable to its transfer agency business and, additionally, as requested by each Fund. In consideration of the performance of the duties by the Transfer Agent pursuant to this
            Section 1.2(h), each Fund agrees to pay the Transfer Agent for the reasonable out-of-pocket expenses that may be associated with these additional duties.

            (i) Fee and Expense Reporting. The Transfer Agent shall calculate, track and provide its standard reporting on fees associated with each Fund's 12b-1 plans for distribution and shareholder servicing expenses and on the sub-accounting expenses paid by each Fund. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(i), each Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with these additional duties in the amount as set forth on Schedule 3.1 entitled "Fees and Expenses" hereto or as the parties may from time to time agree in writing in accordance with
            Section 3 (Fees and Expenses) below.

            (j) Short Term Trader. The Transfer Agent will provide each Fund with periodic reports on trading activity in each Fund based on parameters provided to the Transfer Agent by each Fund, as amended from time to time. The services to be performed by the Transfer Agent for each Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market timing activities. In consideration of the performance of the duties by the Transfer Agent pursuant to this
            Section 1.2(j), each Fund agrees to pay the Transfer Agent for the reasonable out-of-pocket expenses that may be associated with these additional duties.

            (k) Compliance. In accordance with the Transfer Agent's internal compliance program, the Transfer Agent will provide, on a regular basis, the measurement reports made available to each Fund under the program. Upon request of each Fund, the Transfer Agent will provide to each Fund on a semi-annual or quarterly basis a sub-certification pursuant


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            to the Sarbanes-Oxley Act of 2002 with respect to the Transfer
            Agent's performance of the services set forth in this Agreement and its internal controls related thereto substantially in the form provided at Schedule 1.2(k), as the same may be updated from time to time. In addition, upon request of each Fund, on a semi-annual or quarterly basis, the Transfer Agent will provide to each Fund a certification under Rule 38a-1 of the federal securities laws with respect to the compliance provisions required by that Rule.

      1.3 Custodian Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts ("IRAs"), SIMPLE IRAs, SEP IRAs, Roth IRAs, Education IRAs, 403(b) Plans and Coverdell Education Savings Accounts (such accounts, "Custodian Accounts"), the Transfer Agent, at the request of each Fund, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company ("State Street"), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

      1.4   E-Mail Communications.

            (a) Each Fund hereby instructs the Transfer Agent, as transfer agent for the Portfolios listed on Schedule A, to accept instructions and process transactions using e-mail ("E-mail Communications"), as further set out below. Each Fund instructs the Transfer Agent to accept such E-mail Communications to and from each Fund and broker-dealers. Each Fund acknowledges that the Transfer Agent will not act on E-mail Communications to it coming directly from shareowners.

            (b) The Transfer Agent will provide each Fund with a designated client specific e-mail address for E-mail Communications. Any e-mails submitted to this designated e-mail address shall be an authorized instruction of each Fund. E-mail exchanges on routine matters may be made directly with each Fund's contact at the Transfer Agent, however, all other communications must be made to the client specific e-mail address.

            (c) Each Fund acknowledges that the Transfer Agent is not extending any warranties or making any representations with respect to the services of any internet services provider. Any delays or errors attributable to the non-functioning of the internet is at the risk of each Fund. Each Fund has been advised by the Transfer Agent that E-mail Communications to or from the Transfer Agent may not be encrypted.

            (d) Each Fund, when submitting instructions via e-mail, will be responsible for determining that any original source documentation supporting such instructions is in good order and for retaining such original documentation.

            (e) Each Fund agrees to comply with the terms of the Transfer Agent's E-mail Communication Policy and Procedures, and acknowledges a receipt of a copy the Policy and Procedures.


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
            (f) If an E-mail Communication requests a change in wiring instructions or is for a redemption, the proceeds of which are to be paid to third parties or wired to an account other than the account of record, the Transfer Agent will make a call back to a party at each Fund, other than the party transmitting the instruction. Each Fund acknowledges that such a call back will be sufficient to verify the authenticity of such request.

2.    Third Party Administrators for Defined Contribution Plans

      2.1 Each Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the "TPA(s)").

      2.2   In accordance with the procedures established in the initial
            Schedule 2.1 entitled "Third Party Administrator Procedures", as may be amended by the Transfer Agent and each Fund from time to time ("Schedule 2.1"), the Transfer Agent shall:

            (a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

            (b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

            (c) Perform all services under Section 1 as transfer agent of each Funds and not as a record-keeper for the Plans.

      2.3 Transactions identified under Section 2 of this Agreement shall be deemed exception services ("Exception Services") when such transactions:

            (a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under Section 1 of this Agreement;

            (b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

            (c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.    Fees and Expenses

      3.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, each Fund agrees to pay the Transfer Agent an annual maintenance fee for each


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            Shareholder account as set forth in the attached fee schedule
            ("Schedule 3.1"). Such fees and reasonable out-of-pocket expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between each Fund and the Transfer Agent.

      3.2   Out-of-Pocket Expenses. In addition to the fee paid under Section
            3.1 above, each Fund agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in
            Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of each Fund, will be reimbursed by each Fund.

      3.3 Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by each Fund at least seven (7) days prior to the mailing date of such materials.

      3.4 Invoices. Each Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, each Fund may only withhold that portion of the fee or expense subject to the good faith dispute. Each Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if each Fund is disputing any amounts in good faith. If each Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by each Fund. Each Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

      3.5 Cost of Living Adjustment. Following the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.

            As used herein, "CPI-W" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

4.    Representations and Warranties of the Transfer Agent

      The Transfer Agent represents and warrants to each Fund that:

      4.1 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.


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      4.2   It is duly qualified to carry on its business in The Commonwealth of
            Massachusetts.

      4.3 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

      4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      4.5 It has and will continue to have access to the necessary facilities, equipment (including appropriate software and other applications) and personnel to perform its duties and obligations under this Agreement.

      4.6 It is duly registered as a transfer agent under Section 17A(c)(2) of the Exchange Act of 1934, will maintain such registration, and will comply with rules and regulations applicable to its transfer agency business.

      4.7 The Transfer Agent will maintain policies and procedures reasonably designed to prevent any individual employee or agent who has been convicted of a crime of dishonesty, breach of trust or money laundering from performing services under this Agreement or from having access to any Fund Confidential Information or Customer Information, as defined in Section 10 below.

      4.8 As of the first date of this Agreement, the Transfer Agent is not aware of any pending or threatened infringement claim involving the TA2000 system or any related application.

5.    Representations and Warranties of each Fund

Each Fund represents and warrants to the Transfer Agent that:

      5.1 It is a business trust duly organized and existing and in good standing under the laws of T The Commonwealth of Massachusetts.

      5.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

      5.3 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

      5.4 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

      5.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.


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
      5.6 The Transfer Agent acknowledges that: (i) Customer Information is subject to the confidentiality/non-disclosure requirements set forth in Section 10 (Confidentiality); (ii) with respect to Customer Information, Fund and Transfer Agent are each subject, to the extent applicable to their respective businesses, to the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138), as amended ("GLB Act") and its implementing regulations (e.g., Securities and Exchange Commission Regulation S-P and Federal Reserve Board Regulation P) as they may be amended from time-to-time (collectively, the "GLB Law"); and (iii) With respect to Customer Information, Fund and Transfer Agent may also be subject, to the extent applicable to their respective businesses, to other federal and state privacy, confidentiality, consumer protection, advertising, electronic mail and data security laws and regulations, whether in effect now or in the future ("Other Privacy Laws"). Accordingly, Transfer Agent represents and warrants that at all times during and after the term it shall use, handle, collect, maintain, and safeguard Customer Information in accordance with (i)
            Section 10 (Confidentiality); (ii) the GLB Law; and (iii) Other Privacy Laws. Each party acknowledges that it alone is responsible for understanding and complying with its obligations under the GLB Law and Other Privacy Laws as it relates to the party's performance of this Agreement.

6.    Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial
      Code

      6.1 Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with each Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifics a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

      6.2 Security Procedure. Each Fund acknowledges that the Security Procedure it has designated on each Fund Selection Form was selected by each Fund from security procedures offered by the Transfer Agent. Each Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. Each Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in each Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

      6.3 Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.


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
      6.4 Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's reasonable and sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

      6.5 Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if, after reasonable efforts to act on all authorized requests to amend or cancel payment orders, the request for amendment or cancellation cannot be satisfied.

      6.6 Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

      6.7 Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

      6.8 ACH Credit Entries/Provisional Payments. When each Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry arc provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, each Fund agrees that the Transfer Agent shall receive a refund of the amount credited to each Fund in connection with such entry, and the party making payment to each Fund via such entry shall not be deemed to have paid the amount of the entry.

      6.9 Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

7.    Data Access and Proprietary Information


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      7.1   The databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to each Fund by the Transfer Agent as part of each Fund's ability to access certain Fund-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. Nothing contained herein shall be construed as granting the Transfer Agent any right, title or interest, express or implied, in or to any of each Fund's intellectual property, data or Confidential Information, including Customer Information, as both terms are defined in Section 10 below. Each Fund expressly reserves such rights. In no event shall Proprietary Information be deemed Customer Information. Each Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, each Fund agrees for itself and its employees and agents to:

            (a) Use such programs and databases (i) solely on the computers of each Fund or its agents, or (ii) solely from equipment at the location agreed to between each Fund and the Transfer Agent and
            (iii) solely in accordance with the Transfer Agent's applicable user documentation;

            (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on each Fund's computer(s)), the Proprietary Information;

            (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

            (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to each Fund's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

            (e) Allow each Fund to have access only to those authorized transactions as agreed to between each Fund and the Transfer Agent; and

            (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law; however, the foregoing shall not be construed to require each Fund to execute any assignments of intellectual property rights or to become a party to any litigation or other legal proceeding.

      7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; (iii) are already in the possession of the receiving Party at the time of receipt without obligation of confidentiality or breach of this Agreement; or (iv) independently developed by each Fund without reliance upon, use or incorporation of any of the Transfer Agent's Proprietary Information or intellectual property.

      7.3 Each Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement may cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

      7.4 The Transfer Agent represents and warrants that (i) the Data Access Services materially conform to the most recently issued user documentation for such services provided to each Fund, (ii) to the knowledge of the Transfer Agent, each Fund's permitted use of the Data Access Services do not infringe the intellectual property rights of any third party and (iii) the Transfer Agent uses reasonable anti-virus measures in connection with its Data Access Services. In addition to and cumulative of all other remedies available to each Fund hereunder, in the event that each Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and each Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. In the event that any claim involving infringement is made with regard to any of the Data Access Services, the Party receiving notice of such claim shall inform the other Party thereof and the Transfer Agent may, in its sole and absolute discretion, either (i) procure for each Fund a right to continue to use such Data Access Service, or (ii) replace or modify the Data Access Service so as to be non-infringing without materially affecting the functions of the Data Access System, or
            (iii) if, in the Transfer Agent's reasonable discretion, the actions described in (i) and (ii) are not capable of being accomplished on commercially reasonable terms within 120 days of notice of the claim, either party may terminate this Agreement with respect to affected Data Access Service. The Transfer Agent shall provide one of the foregoing remedies within a commercially reasonable period of time provided such remedy can be done at commercially reasonable costs. Notwithstanding the foregoing, the Transfer Agent shall have no liability or obligation of indemnity for any claim which is based upon (i) a modification of a Data Access Service by anyone other than the Transfer Agent or its agents; (ii) use of such service or system other than in accordance with the terms of this Agreement;
            (iii) use of such service or system in combination with other software or hardware not provided or authorized by the Transfer Agent if infringement could have been avoided by not using the Data Access Service in combination with such other software or hardware; or (iv) any system modification or development by the Transfer Agent or its agents that was made at the express, written request of each Fund and based on specifications provided by each Fund, DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      7.5 If the transactions available to each Fund include the ability to originate electronic instructions to the Transfer Agent in order to
            (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction (provided that the instruction conforms to the agreed procedures/format for making such instruction) without undertaking any further inquiry as long as such instruction is undertaken in conformity with reasonably designed security procedures established by the Transfer Agent from time to time.

      7.6 Each Party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.    Indemnification

      8.1 The Transfer Agent shall not be responsible for, and each Fund shall indemnify and hold the Transfer Agent and, as to Section 8.l(f) only, State Street Bank and Trust Company ("State Street"), harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability (including the defense of any law suit in which the Transfer Agent or State Street is a named party) arising directly out of or attributable to:

            (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions conform to the requirements of this Agreement and are taken in good faith and without negligence or willful misconduct;

            (b) Each Fund's lack of good faith, negligence or willful misconduct;

            (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on:
            (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by each Fund, and which have been prepared, maintained or performed by each Fund or any other person or firm on behalf of each Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of each Fund or any of its officers; (iii) any opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer

            Agent by counsel to each Fund after consultation with such legal counsel and upon which opinion the Transfer Agent is expressly permitted to rely; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

            (d) The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or each Fund, and the reliance by the Transfer Agent on the broker-dealer, TPA or each Fund ensuring that the original source documentation is in good order and properly retained;

            (e) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

            (f) The negotiation and processing of any checks including without limitation for deposit into each Fund's demand deposit account maintained by the Transfer Agent, provided that such actions were taken by the Transfer Agent and State Street, as applicable, in conformity with the requirements of this Agreement, good faith and without negligence or willful misconduct; or

            (g) Upon each Fund's request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

      8.2 To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 above and only to the extent of such right, each Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold each Fund harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly out of or attributable to the Transfer's Agent's (i) lack of good faith, negligence or willful misconduct; or (ii) breach of its standard of care as defined in Section 9 below.

      8.3   In order that the indemnification provisions contained in this
            Section 8 shall apply, upon the assertion of a claim for which a Party may be required to indemnify the other Party, the Party seeking indemnification shall promptly notify the Party from whom indemnification is sought of such assertion, and shall keep the Party from whom indemnification is sought advised with respect to all developments concerning such claim. The Party from whom indemnification is sought shall have the option to participate with the Party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the Party seeking indemnification. The Party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the Party from whom indemnification is sought may be required to provide indemnification except with the prior written consent of the Party from whom indemnification is sought.

9.    Standard of Care/Limitation of Liability

            The Transfer Agent shall at all times act in good faith and in accordance with the terms of this Agreement and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are not in conformity with the requirements of this Agreement or are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section
            2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. Notwithstanding the foregoing, except for liability associated with breaches of confidentiality as set forth in Section 10 and with breaches of infringement on the intellectual property rights of any third party, the Transfer Agent's aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed $500,000 . For liability related to a breach of confidentiality as set forth in Section 10 or infringement by the Transfer Agent of the intellectual property rights of any third party, the Transfer Agent's aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, $1,000,000. Such amounts will be subject to an annual Cost of Living Adjustment based on a regional consumer price index.

10.   Confidentiality

      10.1 Definition of Confidential Information. Each Party agrees that all information supplied by one Party and its affiliates and agents (collectively, the "Disclosing Party") to the other ("Receiving Party") including, without limitation, (i) source and object code, prices, trade secrets, intellectual property, mask works, databases, hardware, software, designs and techniques, programs, engine protocols, models, displays and manuals, and the selection, coordination, and arrangement of the contents of such materials and
            (ii) any unpublished information concerning research activities and plans, customers, marketing or sales plans, sales forecasts or results of marketing efforts, pricing or pricing strategies, costs, operational techniques, strategic plans, Customer Information (as defined below), and unpublished financial information, including information concerning revenues, profits and profit margins will be deemed confidential and proprietary to the Disclosing Party, regardless of whether such information was disclosed intentionally or unintentionally or marked as "confidential" or "proprietary" ("Confidential Information"). Without limiting the foregoing, to the extent disclosed to the Transfer Agent, portfolio holdings information of each Fund shall be deemed to be Confidential Information of each Fund until such time as such portfolio holdings information shall made available by each Fund in a public filing. The Transfer Agent has adopted a corporate policy which prohibits any employee or agent of Transfer Agent from purchasing or selling securities or other investments on the basis of confidential portfolio holdings information of each Fund provided to the Transfer Agent. All Proprietary Information as defined in
            Section 7 shall be considered Confidential Information of the Transfer Agent.

      10.2 Exclusions. Confidential Information will not include any information or material, or any element thereof, whether or not such information or material is Confidential Information for the purposes of this Agreement, to the extent any such information or material, or any element thereof: (a) has previously become public or is generally known, unless it has become generally known through a breach of this Agreement or a similar confidentiality or non-disclosure agreement; (b) was already rightfully known to the Receiving Party prior to being disclosed by or obtained from the Disclosing Party as evidenced by written records kept in the ordinary course of business of or by proof of actual use by the Receiving Party; (c) has been or is hereafter rightfully received by the Receiving Party from a third person (other than the Disclosing Party) without restriction or disclosure and without breach of a duty of confidentiality to the Disclosing Party; or (d) has been independently developed by the Receiving Party without access to Confidential Information of the Disclosing Party. It will be presumed that any Confidential Information in a Receiving Party's possession is not within the exceptions above, and the burden will be upon the Receiving Party to prove otherwise by records and documentation.

      10.3 Treatment of Confidential Information. Each Party recognizes the importance of the others Confidential Information. In particular, each Party recognizes and agrees that the Confidential Information of the other is critical to their respective businesses and that neither Party would enter into this Agreement without assurance that such information and the value thereof will be protected as provided in this Section 10 and elsewhere in this Agreement. Accordingly, each Party agrees as follows: (a) The Receiving Party will hold any and all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Confidential Information as the Receiving Party employs with respect to its own Confidential Information of a like importance; (b) The Receiving Party may disclose or provide access to its responsible employees, consultants and subcontractors who have a need to know and may make copies of Confidential Information only to the extent reasonably necessary to carry out its obligations hereunder; (c) The Receiving Party currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Confidential Information other than in accordance with this Agreement and requires its employees to acknowledge such rules and policies in writing. The Receiving Party expressly will instruct its employees and agents, including without limitation, subcontractors or consultants, not to disclose Confidential Information to third parties without the Disclosing Party's prior written consent; and (d) The Receiving Party will notify the Disclosing Party immediately of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in and ownership of its Confidential Information.

      10.4 Customer Information, As between Fund and Transfer Agent, Customer Information (as defined below) is and will remain the sole and exclusive property of Fund. "Customer Information" means all the customer identifying data however collected or received, including without limitation, through "cookies," web bugs or non-electronic means pertaining to or identifiable to Fund's customer(s) or prospective customer(s), Investment Advisors, and Plan Administrators (collectively, "Fund Customers"), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects use of or interactions with a Fund Service (as defined below), including its web sites, including but not limited to, information concerning computer search paths, any profiles created or general usage data; or (iii) any data otherwise submitted in the process of registering for a Fund Service, including its web sites and any data submitted during the course of using a Fund Service, including its web sites. For the avoidance of doubt, Customer Information shall include all "nonpublic personal information," as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) ("GLB Act"). "Fund Service" means any service, including without limitation, any financial, banking, or brokerage service, that Fund makes available to its customers, prospects and/or users through web sites, desktops, email, wireless devices, or from any other communications channel or other medium developed, owned, licensed, operated, hosted, or otherwise controlled by or on behalf of Fund, its parent or their respective affiliates, subsidiaries or joint ventures. This Agreement shall not be construed as granting any ownership rights in Transfer Agent to Customer Information.

      10.5 Treatment of Customer Information. Without limiting any other warranty or obligation specified in this Agreement, and in particular the confidentiality provisions of this Section 10, during the Term and thereafter in perpetuity, the Transfer Agent will not gather, store, log, archive, use or otherwise retain any Customer Information except as permitted by the Agreement in order to perform the services hereunder and by the laws and regulations applicable to its transfer agency business and will not disclose, distribute, sell, share, rent or otherwise transfer any Customer Information or customer lists to any third party, except as expressly provided in this Agreement, as required by laws and regulations applicable to its transfer agency business or as the Transfer Agent may be expressly directed in advance in writing by Fund. The Transfer Agent will not use Customer Information to target or solicit Fund Customers in order to market goods or services except as authorized by each Fund. This limitation shall not in any way be deemed to limit the Transfer Agent's business or its ability to provide services to its other mutual fund and related customers, or the Transfer Agent's ability to carry out any general or specific mailings or solicitations upon the instructions of, and using information provided by or related to, such other customers. For avoidance of doubt, the Transfer Agent shall have no obligation to compare any information provided by another customer of Transfer Agent against each Fund's Customer Information prior to performing any action, mailing or solicitation for such other customer. Transfer Agent represents, covenants, and warranty that Transfer Agent will use Customer Information only in compliance with (i) this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended from time to time and (iii) privacy laws applicable to its transfer agency business, including the GLB Act as such is applicable to its transfer agency business. In the event of a conflict between the terms of this Agreement and the Privacy and Information Sharing Policy of the Transfer Agent, including any amendments, changes or revisions thereto, with respect to the collection, protection and use of Customer Information, the terms of this Agreement shall control.

      10.6 Return of Confidential and Customer Information. Except as required by document retention laws and regulations applicable to its transfer agency business, on Fund's written request or upon expiration or termination of this Agreement for any reason, the Transfer Agent will promptly: (a) return or destroy, at Fund's option, all originals and copies of all documents and materials it has received containing Fund's Confidential Information, including Customer Information; and (b) deliver or destroy, at Fund's option, all originals and copies of all summaries, records, descriptions, negatives, drawings, adoptions and other documents or materials, whether in writing or in machine-readable form, prepared by Transfer Agent, prepared under its direction, or at its request from the documents and materials referred to in subparagraph (a) to the extent the foregoing contain specific Fund identifiable information or Customer Information, and provide a notarized written statement to Fund certifying that all such documents and materials referred to in subparagraphs (a) and (b) have been delivered to Fund or destroyed, as requested by Fund.

      10.7 Compelled Disclosures. To the extent required by applicable law or by lawful order or requirement of a court or governmental authority having competent jurisdiction over the Receiving Party, the Receiving Party may disclose Confidential Information, including Customer Information, in accordance with such law or order or requirement, subject to the following conditions: To the extent permitted under such law, order or requirement, as soon as possible after becoming aware of such law, order or requirement and prior to disclosing Confidential Information, including Customer Information, pursuant thereto, the Receiving Party will so notify the Disclosing Party in writing and, if possible, the Receiving Party will provide the Disclosing Party notice not less than five (5) business days prior to the required disclosure. The Receiving Party will use reasonable efforts not to release Confidential Information, including Customer Information, pending the outcome of any measures taken by the Disclosing Party to contest, otherwise oppose or seek to limit such disclosure by the Receiving Party and any subsequent disclosure or use of Confidential Information, including Customer Information, that may result from such disclosure. The Receiving Party will cooperate with and provide assistance to the Disclosing Party regarding such measures. Notwithstanding any such compelled disclosure by the Receiving Party, such compelled disclosure will not otherwise affect the Receiving Party's obligations hereunder with respect to Confidential Information, including Customer Information, so disclosed- Notwithstanding any provision of this
            Section 10.7 to the contrary, the Receiving Party will not be obligated to notify the Disclosing Party and to limit disclosure of Confidential Information, including Customer Information, of the Disclosing Party in the event such disclosure of Confidential Information is required in the context of an examination of the Receiving Party and/or the Disclosing Party by a regulatory agency.

      10.8 Non-Exclusive Equitable Remedy. Each Party acknowledges and agrees that due to the unique nature of Confidential Information, including Customer Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach or threatened breach may allow a Party or third parties to unfairly compete with the other Party resulting in irreparable harm to such Party, and therefore, that upon any such breach or any threat thereof, each Party will be entitled to seek appropriate equitable and injunctive relief from a court of competent jurisdiction. Any breach of this Section 10.8 will constitute a material breach of this Agreement and be grounds for immediate termination of this Agreement in the exclusive discretion of the non-breaching Party.

      10.9 Information Security Procedures. The Transfer Agent will maintain and enforce at the Transfer Agent's service locations information protection procedures that are at least equal to the highest of the following: (a) the procedures employed by the Transfer Agent at locations utilized by the Transfer Agent to provide services to other similarly situated Transfer Agent customers, or (b) any higher standard or other procedures otherwise agreed upon by the Parties in writing.

      10.10 Information Security. The Transfer Agent will maintain at each service location physical and information security safeguards against the destruction, loss, theft or alteration of each Fund's Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements. The Transfer Agent acknowledges that it has received and completed each Fund's information security questionnaire and that the responses by the Transfer Agent thereto accurately reflect the Transfer Agent's information security practices as of the date of the response. The Transfer Agent will meet with each Fund, at its request, on an annual basis to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified of that someone has violated security relating to each Fund's Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify each Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate and cure the violation, and (ii) provide each Fund with assurance reasonably satisfactory to each Fund that such violation will not recur.

      10.11 Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of each Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, each Fund may participate in such test. Upon request by each Fund, the Transfer Agent will provide each Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent's provision of services under this Agreement, the Transfer Agent will notify each Fund of the disruption and the steps being implemented under the business continuity plan.

11.   Covenants of each Fund and the Transfer Agent

      11.1 Each Fund shall promptly furnish to the Transfer Agent the following:

            (a) A certified copy of the resolution of the Board of Trustees of each Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

            (b) A copy of the Declaration of Trust and By-Laws of each Fund and all amendments thereto.


      11.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to each Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

      11.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable and in compliance with laws applicable to its transfer agency business and as specifically directed by each Fund. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the properly of each Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to each Fund on and in accordance with its request.

      11.4 The Transfer Agent hereby agrees to inform each Fund as soon as reasonably possible of the occurrence of any of the following major corporate events, provided, however each Fund acknowledges that advance notice of such events may not always be possible under the circumstances: (i) a regulatory proceeding involving the imminent revocation of the Transfer Agent's registration pursuant to Section 17 of the Exchange Act; (ii) any action commenced by or against the Transfer Agent under Title 11 of the United States Code or appointment of receiver, conservator or similar officer for the Transfer Agent; or (iii) any regulatory proceeding or private litigation involving the Transfer Agent which is likely to materially adversely affect the Transfer Agent's ability to service each Fund pursuant to this Agreement or its standing within the business community.

12.   Termination of Agreement

      12.1 Term. The initial term of this Agreement (the "Initial Term") shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. Unless a terminating Party gives written notice to the other Party ninety
            (90) days before the expiration of the Initial Term or any Renewal Term (defined below), this Agreement will renew automatically from year to year (each such year-to-year renewal term a "Renewal Term"), Ninety (90) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise, the fees shall be increased pursuant to Section 3.5 of this

            Agreement. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of the Deconversion (defined below).

      12.2 Deconversion. In the event that this Agreement is terminated or not renewed, the Transfer Agent agrees that, at each Fund's request, it shall offer reasonable assistance to each Fund in converting each Fund's records from the Transfer Agent's systems to whatever services or systems are designated by each Fund (the "Deconversion") (subject to the recompense of the Transfer Agent for such assistance at their standard rates and fees in effect at the time within a reasonable time frame agreed to by the parties). As used herein "reasonable assistance" and "transitional assistance" shall not include requiring that the Transfer Agent (i) assist any new service or system provider to modify, to alter, to enhance, or to improve such provider's system, or to provide any new functionality to such provider's system, or (ii) disclose any protected information of the Transfer Agent, or (iii) develop Deconversion software, modify any of the Transfer Agent's software, or otherwise alter the format of the data as maintained on any provider's systems.

      12.3  Early Termination.

            (a) Either Party, in addition to any other rights and remedies hereunder, shall have the right to terminate this Agreement upon the occurrence of either of the following events: (i) in the event that (A) the other Party ceases to carry on its business or (B) an action is commenced by or against the other Party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other Party and such suit, conservatorship or receivership is not discharged within thirty (30) days or (ii) a failure by the other Party or its assigns to perform its duties in accordance with this Agreement, which failure materially adversely affects the business operations of the other Party and which failure continues for ninety (90) days after receipt from the first Party of written notice specifying such failure.

            (b) In addition to any other amounts which may be payable pursuant to this Section 12.3, upon any termination of this Agreement, each Fund shall pay to the Transfer Agent such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination.

            (c) In addition to the amounts set forth in subsection (b), in the event that each Fund terminates the Agreement prior to the end of the Initial Term (except for termination pursuant to Section 12.3(a)) then each Fund shall pay to the Transfer Agent an amount equal to the unamortized portion of the Transfer Agent and its affiliates' actual expense for conversion and implementation, which amount shall not exceed $125,000.00. The expense of conversion and implementation will be amortized over the Initial Term on a straight-line basis.

      12.4 Expiration of Term. During the Initial Term or Renewal Term, whichever currently is in effect, should either Party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by each Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination..

      12.5 Unpaid Invoices. The Transfer Agent may terminate this Agreement in the event that an unpaid invoice payable by each Fund to the Transfer Agent is outstanding for more than ninety (90) days and such amount is not paid in full within thirty (30) days of receipt of notice of proposed termination, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement.

13.   Assignment and Third Party Beneficiaries

      13.1 Except as provided in Section 14.1 below neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the written consent of the other Party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

      13.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and each Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and each Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      13.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and each Fund. Other than as provided in Section 14.1 and Schedule 1.2(f), neither Party shall make any commitments with third parties that are binding on the other Party without the other Party's prior written consent.

14.   Subcontractors

      14.1 The Transfer Agent may, without further consent on the part of each Fund, subcontract for the performance hereof with (i) National Financial Data Services, Inc., a Boston Financial subsidiary duly registered as a transfer agent, (ii) DST Systems, Inc. and/or State Street Bank and Trust Company, each a Boston Financial affiliate duly registered as a transfer agent and (iii) with regard to print/mail services, DST Output, Inc., a Boston Financial affiliate. Except as provided above, the Transfer Agent shall not subcontract or assign any of its duties or obligations hereunder without each Fund's prior written authorization. In any event, the Transfer Agent shall instruct its agents to comply with the terms and conditions of this Agreement applicable to such agent and the Transfer Agent shall remain solely responsible for the performance of this Agreement.

      14.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United

            Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

15.   Miscellaneous

      15.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of each Fund.

      15.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

      15.3 Force Majeure. In the event either Party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such Party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

      15.4 Consequential Damages. Neither Party to this Agreement shall be liable to the other Party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

      15.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

      15.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

      15.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

      15.8 Waiver. No waiver by either Party or any breach or default of any of the covenants or conditions herein contained and performed by the other Party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition

      15.9 Merger of Agreement. Except for a letter dated October 3, 2005, between the parties, concerning consequential damages, this Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

      15.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      15.11. Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence,

      15.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective Party shall have notified the other.

                        (a)   If the Transfer Agent, to:

                              Boston Financial Data Services, Inc.
                              2 Heritage Drive, 4th Floor
                              North Quincy, Massachusetts 02171
                              Attention: Legal Department

                              Facsimile: (617) 483-2490

                        (b)   If to each Fund, to:

                              Laudus Trust
                              Laudus Variable Insurance Trust
                              c/o Charles Schwab & Company
                              120 Kearny Street, 2nd Floor
                              San Francisco, CA 94108-4814
                              Attention: Mr. Michael Haydel

                              Facsimile: (415) 667-3171

16.   Additional Funds

      In the event that each Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

17.   Limitations of Liability of the Trustees and Shareholders

      A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of each Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written,

                                       LAUDUS TRUST



                                       By: /s/ Mike Haydel
                                          ---------------------------------
                                       Name: Mike Haydel
                                            -------------------------------
                                       Title: Vice President
                                             ------------------------------

ATTEST:



/s/ Alison E. Baur
------------------------------------
Chief Legal Officer


                                       LAUDUS VARIABLE INSURANCE TRUST



                                       By: /s/ Mike Haydel
                                          ---------------------------------
                                       Name: Mike Haydel
                                            -------------------------------
                                       Title: Vice President
                                             ------------------------------



ATTEST:



/s/ Alison E. Baur
------------------------------------
Chief Legal Officer



                                       BOSTON FINANCIAL DATA SERVICES, INC.



                                       By: /s/ Suresh Patel
                                           --------------------------------
                                           Suresh Patel, Vice President



ATTEST:



/s/ Douglas Thomas
------------------------------------
Douglas Thomas, Group Manager

                                   SCHEDULE A
                                 October 3, 2005


Laudus Rosenberg U.S. Large Capitalization Fund

Laudus Rosenberg U.S. Large Capitalization Growth Fund

Laudus Rosenberg U.S. Large Capitalization Value Fund

Laudus Rosenberg U.S. Discovery Fund

Laudus Rosenberg U.S. Small Capitalization Fund

Laudus Rosenberg International Equity Fund

Laudus Rosenberg International Small Capitalization Fund

Laudus Rosenberg U.S. Large/Mid Capitalization Long/Short Equity Fund

Laudus Rosenberg Global Long/Short Equity Fund

Laudus Rosenberg Value Long/Short Equity Fund




LAUDUS TRUST                           BOSTON FINANCIAL DATA SERVICES, INC.



By: /s/ Mike Haydel                    By: /s/ Suresh Patel
   ---------------------------------       --------------------------------
Name: Mike Haydel                          Suresh Patel, Vice President
     -------------------------------
Title: Vice President
      ------------------------------

LAUDUS VARIABLE INSURANCE TRUST

By: /s/ Mike Haydel
   ---------------------------------
Name: Mike Haydel
     -------------------------------
Title: Vice President
      ------------------------------



                                  Schedule A-1

                                 SCHEDULE 1.2(g)
                                 AML DELEGATION
                                 October 3, 2005

1. Delegation. In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to
      Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder, (collectively, the "USA PATRIOT Act"), each Fund has developed and implemented a written anti-money laundering program (the "AML Program"), which is designed to satisfy the requirements of the USA PATRIOT Act. Under the USA PATRIOT Act, a mutual fund can elect to delegate certain duties with respect to the implementation and operation of its AML Program to a service provider, including its transfer agent. Each Fund is desirous of having the Transfer Agent perform certain delegated duties pursuant to the AML Program and the Transfer Agent desires to accept such delegation.

2. Limitation on Delegation. Each Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those duties that have been expressly delegated on this
      Schedule 1.26 (the "Delegated Duties"), as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by each Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, shares in each Fund for which the Transfer Agent maintains the applicable shareholder information.

3. Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that each Fund remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Transfer Agent maintains for each Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

4.    Delegated Duties

      4.1 Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in each Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:


                               Schedule 1.2(g)-1

            (a) Submit all financial and non-financial transactions through the Office of Foreign Assets Control ("OFAC") database and such other lists or databases as may be required from time to time by applicable regulatory authorities;

            (b) Review special payee checks through OFAC database;

            (c) Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

            (d) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

            (e) Review accounts with small balances followed by large purchases;

            (f) Review accounts with frequent activity within a specified date range followed by a large redemption;

            (g) On a daily basis, review purchase and redemption activity per tax identification number ("TIN") within each Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

            (h) Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the Shareholder notices required by the IRS;

            (i) Determine when a suspicious activity report ("SAR") should be filed as required by regulations applicable to mutual funds; prepare and file the SAR. Provide each Fund with a copy of the SAR within a reasonable time after filing; notify Fund if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

            (j) Compare account information to any FinCEN request received by each Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide each Fund with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames; and

            (k) In accordance with procedures agreed upon by the parties (which may be amended from time to time by mutual agreement of the parties)
            (i) verify the identity of any person seeking to open an account with each Fund, (ii) maintain records of the information used to verify the person's identity and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to each Fund by any government agency.

      4.2 In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify each Fund, unless prohibited by applicable law.


                               Schedule 1.2(g)- 2

LAUDUS TRUST                           BOSTON FINANCIAL DATA SERVICES, INC.



By: /s/ Mike Haydel                    By: /s/ Suresh Patel
   ---------------------------------       --------------------------------
Name: Mike Haydel                          Suresh Patel, Vice President
     -------------------------------
Title: Vice President
      ------------------------------

LAUDUS VARIABLE INSURANCE TRUST

By: /s/ Mike Haydel
   ---------------------------------
Name: Mike Haydel
     -------------------------------
Title: Vice President
      ------------------------------



                                Schedule 1.2(g)-3

                                  SCHEDULE 2.1

                     THIRD PARTY ADMINISTRATOR(S) PROCEDURES

                              Dated October 3, 2005

1. On each day on which both the New York Stock Exchange and each Fund are open for business (a "Business Day"), the TPA(s) shall receive, on behalf of and as agent of each Fund, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan's receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund's prospectus. Each Business Day on which the TPA receives Instructions shall be a "Trade Date".

2. The TPA(s) shall communicate the TPA(s)'s acceptance of such Instructions, to the applicable Plan.

3. On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct each Fund's custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Transfer Agent.

4. The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5. The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6. The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7. The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its shareholders.

8. The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable each Fund to comply with state Blue Sky requirements.

9. The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10. The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11. Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or each Fund, provide at the TPA(s)'s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.



LAUDUS TRUST                           BOSTON FINANCIAL DATA SERVICES, INC.



By: /s/ Mike Haydel                    By: /s/ Suresh Patel
   ---------------------------------       --------------------------------
Name: Mike Haydel                          Suresh Patel, Vice President
     -------------------------------
Title: Vice President
      ------------------------------

LAUDUS VARIABLE INSURANCE TRUST

By: /s/ Mike Haydel
   ---------------------------------
Name: Mike Haydel
     -------------------------------
Title: Vice President
      ------------------------------

                                  SCHEDULE 3.1

                                FEES AND EXPENSES

                              Dated October 3, 2005

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

CUSIP Base Fee                                  $7,500/year/cusip

Annual Account Fees
Open Accounts                                   $18.00/account
Closed Accounts                                 $5.00/account

Activity Based Fees
Telephone                                       $2.50/each
Correspondence                                  $5.00/each

Other Annual Fees
CUSIP Implementation                            $1500/CUSIP
12B-1 Commissions                               $1.20/account

Out-of-Pocket Expenses: Out-of-Pocket expenses include but are not limited to: confirmation statements, lost shareholder searches, short-term trader reports, Investor statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fee, transcripts, microfilm, microfiche, hardware at each Fund's facility, telecommunications/network configuration, AML Delegated Duties and all other expenses incurred at the direction of each Fund.

LAUDUS TRUST                           BOSTON FINANCIAL DATA SERVICES, INC.



By: /s/ Mike Haydel                    By: /s/ Suresh Patel
   ---------------------------------       --------------------------------
Name: Mike Haydel                          Suresh Patel, Vice President
     -------------------------------
Title: Vice President
      ------------------------------

LAUDUS VARIABLE INSURANCE TRUST

By: /s/ Mike Haydel
   ---------------------------------
Name: Mike Haydel
     -------------------------------
Title: Vice President
      ------------------------------

October 3, 2005



Laudus Trust
Laudus Variable Insurance Trust
101 Montgomery Street
San Francisco, CA 94104

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Service Agreement (the "Agreement") by and between Boston Financial Data Services, Inc. ("Boston Financial"), the Laudus Trust and the Laudus Variable Insurance Trust (the "Funds") dated October 3, 2005. Pursuant to Section 15.4 of the Agreement, Boston Financial and the Funds hereby agree that neither Boston Financial nor the Funds shall be liable to the other party for special, indirect, or consequential damages
(collectively hereinafter referred to as "Consequential Damages") under any provision of the Agreement or arising out of any act or failure to act under the Agreement. To the extent Boston Financial, in any transfer agency agreement it enters into with respect to U.S. registered investment companies, (i) changes its corporate or legal policy to permit liability for Consequential Damages in whole or in part on the part of Boston Financial; (ii) makes an exception to its corporate or legal policy to permit liability of Consequential Damages in whole or in part on the part of Boston Financial; or (iii) otherwise agrees to be liable for Consequential Damages in whole or in part, Boston Financial agrees to notify the Funds and, if requested by the Funds, renegotiate in good faith this provision of the Agreement.

The parties agree that they shall keep the provisions of this letter agreement confidential and shall not disclose the same to any other person except at the request or with the prior written consent of the other parties, or as may be required by law.

Your signatures below indicate the binding nature of this letter agreement.

Very truly yours,

BOSTON FINANCIAL DATA SERVICES, INC.



By: /s/ Suresh Patel
    ----------------------------
    Suresh Patel, Vice President


AGREED:


LAUDUS TRUST

By: /s/ Mike Haydel
   ---------------------------------


LAUDUS VARIABLE INSURANCE TRUST

By: /s/ Mike Haydel
   ---------------------------------